Exhibit 10.5

12 Cascade Boulevard, Suite 2B

Orange, CT 06477

November [27], 2008

Mr. Carlos Babini

12 Fox Run Drive

Easton, CT 06612

Re:          Terms of Employment Offer

Dear Mr. Babini:

This offer letter will describe the terms of your employment by SurgiQuest, Inc. (the “Company”) as Executive Vice President of Sales and Marketing. We are very excited about the opportunities ahead for the Company and believe that you will be a valuable addition to our team. Our philosophy is to work with extremely talented and dedicated people and provide a challenging, rewarding and enjoyable environment. Your signature in the space provided at the end of the letter will indicate your acceptance of the Company’s offer.

At-Will Relationship. Your employment will be on an at-will basis, meaning either you or the Company may terminate the employment agreement at any time, with or without cause.

Base Salary. During the period of your employment you will receive an annual base salary equal to Two Hundred Thirty Thousand Dollars ($230,000), subject to applicable withholdings, which will be payable to you in accordance with the Company’s standard payroll practices. Your salary will be reviewed annually by the CEO and may be adjusted based on the Company’s success, budget and related factors and your individual performance and success in meeting specified objectives.

Business Expenses. The Company shall pay or reimburse you for all reasonable and necessary business expenses actually incurred or paid by you during the term of your employment in the performance of your duties, upon submission and approval of expense statements, vouchers or other supporting information in accordance with the then customary practices of the Company.

Benefits. In addition to three (3) weeks paid vacation time per year, which shall begin to accrue on the effective date of your employment, and certain paid holidays established by the Company from time to time, you will be eligible to participate in the employee health and benefit plans, policies and practices now or hereafter maintained by or on behalf of the Company on such terms as are generally applicable to the Company’s employees.

Performance Bonus. On a calendar-year basis, you shall be eligible to earn a performance-based cash bonus of up to fifteen percent (15%) of your base salary earned for such calendar year, based upon the attainment of written objectives established by the Board of Directors of the Company (the “Board”) or its designee, in an amount determined at the sole discretion of the Board (or the Compensation Committee of the Board if one exists).

Stock Options. Subject to approval by the Board, you will be initially granted an option to purchase a number of shares of the Company’s common stock equal to one percent (1%) of the equity of the Company pursuant to the Company’s Amended and Restated 2006 Stock Plan (the “Plan”) at a

price per share equal to the fair market value of a share of the Company’s common stock as determined by the Board at the time of the grant. As a condition to the grant of such stock option, you will be required to enter into the Company’s standard Stock Option Agreement. Such option will vest over four (4) years (twenty-five percent (25%) at the end of first (1st) year and ratably over the following thirty-six (36) months) in accordance with the provisions of the Plan and a Stock Option Agreement between you and the Company. Furthermore, subject to approval by the Board, you will be granted an achievement-based option to purchase additional shares of the Company’s common stock, the terms and conditions of which will be mutually agreeable to you and the Company.

Confidentiality, Developments and Non-Compete. As a condition of your employment, you will be required to execute and deliver a non-disclosure and developments agreement, and a non-competition agreement, which non-competition agreement will contain restrictions related to your work in the field of surgical access devices or any other technologies developed or under development at the Company applicable during your term of employment and one year thereafter. Each such agreement shall be entered into effective as of the date you begin employment with the Company.

Start Date; Conditions. Your employment will commence on [12/15] 2008, subject to satisfactory completion of all applicable pre-employment paperwork and testing.

Entire Agreement. This offer letter supersedes any other oral or written representations concerning the terms of your employment by the Company. If our offer is acceptable to you, please sign below where indicated and return the original of this letter to me by [12/5] 2008.

Sincerely,

SurgiQuest, Inc.

	By:	/s/ Kourosh Azarbarzin
		Name:	Kourosh Azarbarzin
		Title:	President and CEO

ACCEPTED AND AGREED
TO AS OF THE DATE OF THIS LETTER:

/s/ Carlos Babini
Name: Carlos Babini